EXHIBIT 3(i)

CERTIFICATE OF DESIGNATION
OF
SERIES B PARTICIPATING CUMULATIVE
PREFERRED STOCK

OF

TEXAS INSTRUMENTS INCORPORATED

Pursuant to Section 151 of the
General Corporation Law of the
State of Delaware

We, William A. Aylesworth, Senior Vice President, Treasurer
and Chief Financial Officer, and O. Wayne Coon, Vice President and Assistant
Secretary, of Texas Instruments Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware
("Delaware Law"), in accordance with the provisions thereof, DO HEREBY
CERTIFY:

That pursuant to the authority conferred upon the Board of
directors by the Certificate of Incorporation of the Corporation, the Board
of Directors on June 18, 1998, adopted the following resolution creating a series of Preferred Stock in the amount and having the designation, voting powers, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof as follows:

Section 1. Designation and Number of Shares. The shares of
such series shall be designated as "Series B Participating Cumulative
Preferred Stock" (the "Series B Preferred Stock"), and the number of shares constituting such series shall be 2,200,000. Such number of shares of the
Series B Preferred Stock may be increased or decreased by resolution of the
Board of Directors; provided that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the
Corporation.

Section 2. Dividends and Distributions.

(a) The holders of shares of Series B Preferred Stock
shall be entitled to receive, when, as and if declared by the
Board of Directors out of funds legally available for the
purpose, quarterly dividends payable in cash on the third
Monday of February, May, August and November of each year
(each such date being referred to herein as a "Quarterly
Dividend Payment Date"), commencing on the first Quarterly
Dividend Payment Date after the first issuance of any share or fraction of a share of Series B Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 and (ii) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share
amount of all cash dividends or other distributions and 1000 times the aggregate per share amount of all non-cash dividends or other distributions (other than (A) a dividend payable in shares of Common Stock, par value $1.00 per share, of the

Corporation (the "Common Stock") or (B) a subdivision of the outstanding shares of Common Stock (by reclassification or
otherwise)), declared on the Common Stock since the
immediately preceding Quarterly Dividend Payment Date, or,
with respect to the first Quarterly Dividend Payment Date,
since the first issuance of any share or fraction of a share of Series B Preferred Stock. If the Corporation shall at any time after June 18, 1998 (the "Rights Declaration Date") pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding
shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series
B Preferred Stock were entitled immediately prior to such
event under clause 2(a)(ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the
numerator of which is the number of shares of Common Stock
outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were
outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or
distribution on the Series B Preferred Stock as provided in
paragraph 2(a) above immediately after it declares a dividend or distribution on the Common Stock (other than as described in clauses 2(a)(ii)(A) and 2(a)(ii)(B) above); provided that if no dividend or distribution shall have been declared on the
Common Stock during the period between any Quarterly Dividend
Payment Date and the next subsequent Quarterly Dividend
Payment Date (or, with respect to the first Quarterly Dividend
Payment Date, the period between the first issuance of any
share or fraction of a share of Series B Preferred Stock and such first Quarterly Dividend Payment Date), a dividend of
$1.00 per share on the Series B Preferred Stock shall
nevertheless be payable on such subsequent Quarterly Dividend
Payment Date.

(c) Dividends shall begin to accrue and be cumulative
on outstanding shares of Series B Preferred Stock from the
Quarterly Dividend Payment Date next preceding the date of
issue of such shares of Series B Preferred Stock, unless the date of issue of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be
cumulative from the date of issue of such shares, or unless
the date of issue is a date after the record date for the
determination of holders of shares of Series B Preferred Stock entitled to receive a quarterly dividend and on or before such
Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend
Payment Date. Accrued but unpaid dividends shall not bear
interest. Dividends paid on shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at
the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B
Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment
thereof.

Section 3. Voting Rights. In addition to any other voting
rights required by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter
set forth, each share of Series B Preferred Stock shall
entitle the holder thereof to 1000 votes on all matters
submitted to a vote of stockholders of the Corporation. If
the Corporation shall at any time after the Rights Declaration
Date pay any dividend on Common Stock payable in shares of
Common Stock or effect a subdivision or combination of the
outstanding shares of Common Stock (by reclassification or
otherwise) into a greater or lesser number of shares of Common
Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were
entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding
immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding
immediately prior to such event.

(b) Except as otherwise provided herein or by law, the
holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as a single
class on all matters submitted to a vote of stockholders of
the Corporation.

(c) (i) If at any time dividends on any Series B
Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such
contingency shall mark the beginning of a period (herein
called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous
quarterly dividend periods and for the current quarterly
dividend period on all shares of Series B Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred
Stock and any other series of Preferred Stock then entitled as a class to elect directors, voting together as a single class, irrespective of series, shall have the right to elect two
Directors.

(ii) During any default period, such voting right
of the holders of Series B Preferred Stock may be
exercised initially at a special meeting called pursuant
to subparagraph 3(c)(iii) hereof or at any annual meeting
of stockholders, and thereafter at annual meetings of
stockholders, provided that neither such voting right nor
the right of the holders of any other series of Preferred
Stock, if any, to increase, in certain cases, the
authorized number of Directors shall be exercised unless
the holders of 10% in number of shares of Preferred Stock
outstanding shall be present in person or by proxy. The
absence of a quorum of holders of Common Stock shall not
affect the exercise by holders of Preferred Stock of such

voting right. At any meeting at which holders of
Preferred Stock shall exercise such voting right
initially during an existing default period, they shall
have the right, voting as a class, to elect Directors to
fill such vacancies, if any, in the Board of Directors as
may then exist up to two Directors or, if such right is
exercised at an annual meeting, to elect two Directors.
If the number which may be so elected at any special
meeting does not amount to the required number, the size
of the Board of Directors will be automatically increased
without any action on the part of the holders of
Preferred Stock as shall be necessary to permit the
election by them of the required number. After the
holders of the Preferred Stock shall have exercised their
right to elect Directors in any default period and during
the continuance of such period, the number of Directors
shall not be increased or decreased except by vote of the
holders of Preferred Stock as herein provided or pursuant
to the rights of any equity securities ranking senior to
or pari passu with the Series B Preferred Stock.

(iii) Unless the holders of Preferred Stock shall,
during an existing default period, have previously
exercised their right to elect Directors, the Board of
Directors may order, or any stockholder or stockholders
owning in the aggregate not less than 10% of the total
number of shares of Preferred Stock outstanding,
irrespective of series, may request, the calling of
special meeting of holders of Preferred Stock, which
meeting shall thereupon be called by the President, a
Vice President or the Secretary of the Corporation.
Notice of such meeting and of any annual meeting at which
holders of Preferred Stock are entitled to vote pursuant
to this paragraph 3(c)(iii) shall be given to each holder
of record of Preferred Stock by mailing a copy of such
notice to him at his last address as the same appears on
the books of the Corporation. Such meeting shall be
called for a time not earlier than 20 days and not later
than 60 days after such order or request or in default of
the calling of such meeting within 60 days after such
order or request, such meeting may be called on similar
notice by any stockholder or stockholders owning in the
aggregate not less than 10% of the total number of shares
of Preferred Stock outstanding, irrespective of series.
Notwithstanding the provisions of this paragraph
3(c)(iii), no such special meeting shall be called during
the period within 60 days immediately preceding the date
fixed for the next annual meeting of stockholders.

(iv) In any default period, the holders of Common
Stock, and other classes of stock of the Corporation if
applicable, shall continue to be entitled to elect the
whole number of Directors until the holders of Preferred
Stock shall have exercised their right to elect two
Directors voting as a class, after the exercise of which
right (x) the Directors so elected by the holders of
Preferred Stock shall continue in office until their
successors shall have been elected by such holders or

until the expiration of the default period, and (y) any
vacancy in the Board of Directors may (except as
provided in paragraph 3(c)(ii) hereof) be filled by vote
of a majority of the remaining Directors theretofore
elected by the holders of the class of stock which
elected the Director whose office shall have become
vacant. References in this paragraph 3(c) to Directors
elected by the holders of a particular class of stock
shall include Directors elected by such Directors to
fill vacancies as provided in clause (y) of the
foregoing sentence.

(v) Immediately upon the expiration of a default
period, (x) the right of the holders of Preferred Stock
as a class to elect Directors shall cease, (y) the term
of any Directors elected by the holders of Preferred
Stock as a class shall terminate, and (z) the number of
Directors shall be such number as may be provided for in
the certificate of incorporation or bylaws irrespective
of any increase made pursuant to the provisions of
paragraph 3(c)(ii) hereof (such number being subject,
however, to change thereafter in any manner provided by
law or in the certificate of incorporation or bylaws).
Any vacancies in the Board of Directors effected by the
provisions of clauses (y) and (z) in the preceding
sentence may be filled by a majority of the remaining
Directors.

(d) The Certificate of Incorporation of the Corporation
shall not be amended in any manner (whether by merger or
otherwise) so as to adversely affect the powers, preferences or special rights of the Series B Preferred Stock without the affirmative vote of the holders of a majority of the
outstanding shares of Series B Preferred Stock, voting
separately as a class.

(e) Except as otherwise provided herein, holders of
Series B Preferred Stock shall have no special voting rights, and their consent shall not be required for taking any
corporate action.

Section 4. Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or
distributions payable on the Series B Preferred Stock as
provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of Series B Preferred Stock
shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, or make any other
distributions on, any shares of stock ranking junior
(either as to dividends or upon liquidation, dissolution
or winding up) to the Series B Preferred Stock;

(ii) declare or pay dividends on, or make any
other distributions on, any shares of stock ranking on a
parity (either as to dividends or upon liquidation,
dissolution or winding up) with the Series B Preferred

Stock, except dividends paid ratably on the Series B
Preferred Stock and all such other parity stock on which
dividends are payable or in arrears in proportion to the
total amounts to which the holders of all such shares
are then entitled;

(iii) redeem, purchase or otherwise acquire for
value any shares of stock ranking junior (either as to
dividends or upon liquidation, dissolution or winding
up) to the Series B Preferred Stock; provided that the
Corporation may at any time redeem, purchase or
otherwise acquire shares of any such junior stock in
exchange for shares of stock of the Corporation ranking
junior (as to dividends and upon dissolution,
liquidation or winding up) to the Series B Preferred
Stock; or

(iv) redeem, purchase or otherwise acquire for
value any shares of Series B Preferred Stock, or any
shares of stock ranking on a parity (either as to
dividends or upon liquidation, dissolution or winding
up) with the Series B Preferred Stock, except in
accordance with a purchase offer made in writing or by
publication (as determined by the Board of Directors) to
all holders of Series B Preferred Stock and all such
other parity stock upon such terms as the Board of
Directors, after consideration of the respective annual
dividend rates and other relative rights and preferences
of the respective series and classes, shall determine in
good faith will result in fair and equitable treatment
among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of
the Corporation to purchase or otherwise acquire for value any shares of stock of the Corporation unless the Corporation
could, under paragraph 4(a), purchase or otherwise acquire
such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series B
Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors as permitted by the Certificate of Incorporation or as otherwise permitted under Delaware
Law.

Section 6. Liquidation, Dissolution and Winding Up. Upon any
liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B
Preferred Stock unless, prior thereto, the holders of shares of Series B
Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided that the holders of shares of
Series B Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of

Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series
B Preferred Stock, except distributions made ratably on the Series B
Preferred Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event under the proviso in clause (1)
of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, Etc. If the Corporation
shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series B Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged.
If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of
Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B
Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The Series B Preferred Stock shall not be redeemable.

Section 9. Rank. The Series B Preferred Stock shall rank
junior (as to dividends and upon liquidation, dissolution and winding up) to all other series of the Corporation's preferred stock except any series that specifically provides that such series shall rank junior to the Series B
Preferred Stock.

Section 10. Fractional Shares. Series B Preferred Stock may
be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

IN WITNESS WHEREOF, we have executed and subscribed this
Certificate this 23rd day of June, 1998.

/s/ WILLIAM A. AYLESWORTH
William A. Aylesworth
Senior Vice President, Treasurer and
Chief Financial Officer

/s/ O. WAYNE COON
O. Wayne Coon
Vice President and Assistant Secretary